Exhibit 10.37

Non-Employee Director Compensation Summary

In 2007, our non-employee directors will receive an annual retainer. In addition to this retainer, non-employee directors will receive a fee for each regularly scheduled board meeting attended in person, an annual fee for each committee on which the non-employee director serves and a fee for each committee the non-employee director chairs. The table below sets forth the annual retainer, per board meeting fees, annual committee meeting fees and fees per committee chaired which will be paid to our non-employee directors in 2007:

	2007 Annual Retainer(1)	Fee Per Board Meeting Attended	Annual Fee Per Committee Served	Annual Fee Per Committee Chaired
Peter Barnett	$15,000	$2,000	$3,000	$10,000
Robert Black	$15,000	$2,000	$3,000	$5,000
James Daverman	$22,500	$3,000	$3,000	—
Robert Easton	$15,000	$2,000	$3,000	—
James O’Shea	$15,000	$2,000	—	$5,000
Robert A. Beardsley	$15,000	$2,000	$3,000	—
George M. Lasezkay	$15,000	$2,000	$3,000	—

(1)             In addition, we provide reimbursement to directors for reasonable and necessary expenses incurred in connection with attendance at meetings of the Board of Directors and other Company business.

Upon re-election at our annual meetings of stockholders, each non-employee director shall automatically be granted an option to purchase 12,000 shares of our common stock, with the exception of Mr. Daverman who shall be granted an option to purchase 18,000 shares of our common stock, at an exercise price per share equal to the then current fair market value per share. All such options shall become exercisable in four equal annual installments commencing one year after the date of grant, provided that the optionee then remains a director.

Each new non-employee director is automatically granted an option to purchase 25,000 shares of common stock, at an exercise price per share equal to the then current fair market value per share. All such options shall become exercisable in five equal annual installments commencing one year after the date of grant, provided that the optionee then remains a director. The right to exercise annual installments of options will be reduced proportionately based on the optionee’s actual attendance at meetings of the Board of Directors if the optionee fails to attend at least 75% of the meetings of the Board of Directors held in any calendar year.